For Immediate Release

WSI Industries Reports Third Quarter Financial Results

June 22, 2017—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2017 third quarter ending May 28, 2017 of $9,594,000 versus the prior year amount of $8,886,000, or an increase of 8%. Year-to-date sales for the period ended May 28, 2017 totaled $22,237,000 versus $27,106,000 in the prior year.

The Company also reported a net loss of $220,000 or $.08 per diluted share for the fiscal 2017 third quarter compared to net income of $78,000 or $.03 per diluted share in the prior year third quarter. Year-to-date, the Company has incurred a net loss of $904,000 or $.31 per diluted share versus net income of $216,000 or $.07 per diluted share in the prior year.

Michael Pudil, president and chief executive officer, commented: “Our third quarter income was affected by one-time expenses related to the change in CEO leadership. In addition, we also realized an impairment in equipment value in the quarter. Without these one-time costs our operations were profitable during the quarter.”

Pudil concluded: “We have an excellent existing customer base who are leaders in their respective businesses. In addition, new business efforts in aerospace, energy and industrial markets look promising. We are in a highly competitive and dynamic marketplace and I intend on WSI being a successful leader in our industry.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, bioscience and the defense markets.

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For additional information:

Michael J. Pudil (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 28, 2017	May 29, 2016	May 28, 2017	May 29, 2016
Net Sales	$9,594	$8,886	$22,237	$27,106
Cost of products sold	8,563	7,934	20,692	24,620
Gross margin	1,031	952	1,545	2,486

Selling and administrative expense	1,203	788	2,684	2,209
Interest and other income	(7)	(16)	(10)	(20)
Interest and other expense	220	76	354	236
Income (loss) from operations before income taxes	(385)	104	(1483)	61
Income tax expense (benefit)	(165)	26	(579)	(155)

Net income (loss)	$(220)	$78	$(904)	$216

Basic income (loss) per share	$(0.08)	$0.03	$(0.31)	$0.07

Diluted (loss) income per share	$(0.08)	$0.03	$(0.31)	$0.07

Weighted average number of common shares	2,923	2,920	2,921	2,920

Weighted average number of diluted shares	2,923	2,925	2,921	2,929

CONDENSED BALANCE SHEETS (Unaudited)

In thousands

	May 28, 2017	May 29, 2016
Assets:
Total Current Assets	$11,714	$12,746
Property, Plant, and Equipment, net	10,738	11,811
Intangible Assets	2,368	2,376
Total Assets	$24,820	$26,933

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,935	$3,811
Long-term debt	5,796	7,180
Deferred tax liabilities	823	1,951
Shareholders’ equity	13,266	13,991
Total Liabilities and Shareholders’ Equity	$24,820	$26,933

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	Three quarters ended
	May 28, 2017	May 29, 2016

Cash flows from operating activities (1)	$2,469	$3,886
Cash used in investing activities	(786)	(276)
Cash provided by (used in) financing activities	166	(1,381)
Net increase in cash and cash equivalents	1,849	2,229

Cash and cash equivalents at beginning of period	3,739	4,150

Cash and cash equivalents at end of period	$5,588	$6,379

(1) Cash flows from operating activities includes non-cash adjustments for depreciation and stock option compensation expense of $1,589 and $1,518 at May 28, 2017 and May 29, 2016, respectively.